SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 5, 2004

TMS, INC.

(Exact name of registrant as specified in its charter)

Oklahoma

0-18250

91-1098155

(State or other

(Commission

(I.R.S. Employer

Jurisdiction of

File Number)

Identification No.)

Incorporation)

206 West Sixth Avenue

P.O. Box 1358

Stillwater, Oklahoma 74074

(405) 377-0880

(Address, including zip code, and telephone numbers, including area code, of

Principal executive offices)

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

On August 5, 2004, we entered into an agreement to sell the assets of our Component Product Technology division to Pegasus Imaging Corporation.  The value of the transaction is estimated at $2.9 million and includes approximately $2.2 in cash and $.7 million in assumed liabilities. The terms of the transaction, along with a plan for liquidation of TMS and a cash distribution to shareholders, will be submitted to shareholders for approval within the next thirty to sixty days.

Under the terms of the asset agreement with Pegasus, the final cash purchase price will be based on certain aspects of our financial performance through September 30, 2004 and collection of accounts receivable until the planned liquidation date. Pegasus will also assume liabilities for our non-cancelable office leases, selected employee expenses and customer support and maintenance obligations. We expect the final transaction with Pegasus will close in October 2004 after approval by our shareholders.

Our membership interest in VSC Technologies, LLC, an entity that we formed with Measurement Incorporated in October 2002, is not part of the asset sale to Pegasus, but a sale of such interest is a condition to closing.  We expect that our liquidation plan will include sale of our membership interest in the LLC to Measurement Incorporated, however the terms of such sale are still being negotiated.  Measurement Incorporated founder Dr. Henry Scherich was a member of the TMS board beginning in June 2003, however he resigned as a director effective July 12, 2004.

Upon approval by our shareholders, we plan to use the cash proceeds from the assets sale to Pegasus Imaging and the sale of our membership interest in the LLC to make a one-time cash distribution to our shareholders upon liquidation.  The final cash available for distribution will be net of payments and provisions for certain liabilities, including professional fees and other costs necessary to secure and finalize the asset sales transactions, payments made to satisfy certain of our employee obligations, payments for professional and other costs associated with winding up the affairs of TMS, and final payment of income taxes not covered by our tax operating loss carryforwards.  We plan to liquidate by December 31, 2004.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)

Exhibits

   Exhibit

Name of Exhibit

   99.1

Press Release of August 12, 2004 titled “TMS Reaches Agreement to Sell Assets of Division to Pegasus Imaging Corporation”